Joint Filer Information

Name:   Prentice Capital Management, LP

Address:    623 Fifth Avenue, 32nd Floor
    New York, New York 10022

Designated Filer:   Michael Zimmerman

Issuer:   dELiAs, Inc.

Date of Event Requiring Statement:   July 8, 2011